Exhibit 10.13

EXECUTION COPY

AMENDED AND RESTATED
EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT ("Agreement"), is made and entered into by and between PRESTIGE BRANDS HOLDINGS, INC. (the "Company") and MARK PETTIE ("Executive") as of January 1, 2009, ("Effective Date").

W I T N E S S E T H:

WHEREAS, the Company and Executive previously entered into an Employment Agreement on January 19, 2007, (the "Prior Agreement") setting forth the terms and conditions of Executive's employment with the Company; and

WHEREAS, the Prior Agreement was amended December 31, 2008, to comply with applicable provisions of Section 409A of the Internal Revenue Code of 1986, as amended ("Code"); and

WHEREAS, the Company and the Executive deem it appropriate and in their best interests that the Prior Agreement be amended and restated to incorporate the changes of the December 31, 2008 and other amendments into a single document;

NOW, THEREFORE, the Agreement is hereby amended and restated, as follows, effective January 1, 2009:

1.	EMPLOYMENT.

Subject to the terms and conditions of this Agreement, the Company hereby employs Executive as its Chief Executive Officer, reporting to the Board of Directors of the Company (the "Board").  During the term of this Agreement, subject to Section 3.1, Executive also shall serve as Chairman of the Board.

2.	DURATION OF AGREEMENT.

2.1    Initial Term.  This employment shall begin as of the Effective Date, and shall continue until it terminates pursuant to this Agreement.  Unless extended pursuant to Section 2.2, or earlier terminated pursuant to any of Articles 5, 6, 7, 8 or 9, this Agreement will terminate on March 31, 2010.  The specified period during which this Agreement is in effect is the "Term."

2.2    Extensions of Term.

2.2.1
By Agreement.  The Term may be extended to a specified future date at any time by the specific written agreement of the parties signed prior to the original expiration date specified in Section 2.1, or any subsequent expiration date established pursuant to Section 2.2.2.

2.2.2
Annual Extension.  For purposes of this Agreement, April 1, 2010 and each April 1 thereafter shall be referred to as an "Anniversary Date," and the one-year period from each Anniversary Date to the next shall be referred to as a "Contract Year."  On each Anniversary Date, beginning April 1, 2010, unless either party to this Agreement has notified the other in writing not less than three (3) months prior to such Anniversary Date of that party’s intention to allow this Agreement to expire and not be renewed at the end of the then current Term, the Term shall automatically be extended for one Contract Year on and from each Anniversary Date.

3.	POSITION AND DUTIES.

3.1    Position.  Executive shall serve as the Company's Chief Executive Officer.  Executive shall perform such duties and responsibilities as may be prescribed from time-to-time by the Board, which shall be consistent with the responsibilities of similarly situated executives of comparable companies in similar lines of business.  So long as Executive is serving as Chief Executive Officer, the Company shall nominate Executive for election as a member of the Board at each meeting of the Company's shareholders at which the election of Executive is subject to a vote by the Company's shareholders and to recommend that the shareholders of the Company vote to elect Executive as a member of the Board, and the Company shall designate Executive as Chairman of the Board in each Term.  From time to time, Executive also may be designated to such other offices within the Company or its subsidiaries as may be necessary or appropriate for the convenience of the businesses of the Company and its subsidiaries; provided, however, during the Term, he shall, in addition to the title of Chief Executive Officer, also continue to hold the title of Chairman.

3.2    Full-Time Efforts.  Executive shall perform and discharge faithfully, diligently and to the best of his ability such duties and responsibilities and shall devote his full-time efforts to the business and affairs of the Company.  Executive agrees to promote the best interests of the Company and to take no action that in any way damages the public image or reputation of the Company, its subsidiaries or its affiliates.

3.3    No Interference With Duties.  Executive shall not (i) engage in any activities, or render services to or become associated with any other business that in the reasonable judgment of the Board violates Article 10 of this Agreement; or (ii) devote time to other activities which would inhibit or otherwise interfere with the proper performance of his duties, provided, however, that it shall not be a violation of this Agreement for Executive to (i) devote reasonable periods of time to charitable and community activities and industry or professional activities, or (ii) manage personal business interests and investments, so long as such activities do not interfere with the performance of Executive’s responsibilities under this Agreement.  Executive may, with the prior approval of the Board (or applicable committee), serve on the boards of directors (or other governing body) of other for profit corporations or entities, consistent with this Agreement and the Company's policies.

3.4    Work Standard.  Executive hereby agrees that he shall at all times comply with and abide by all terms and conditions set forth in this Agreement, and all applicable work policies, procedures and rules as may be issued by Company.  Executive also agrees that he shall comply with all federal, state and local statutes, regulations and public ordinances governing the performance of his duties hereunder.

4.	COMPENSATION AND BENEFITS.

4.1    Base Salary.  Subject to the terms and conditions set forth in this Agreement, the Company shall pay Executive, and Executive shall accept an annual salary ("Base Salary") in the amount of Four Hundred Seventy-five Thousand and No/100 Dollars ($475,000).  The Base Salary shall be paid in accordance with the Company’s normal payroll practices.  The Executive shall be entitled to periodic reviews (no less frequently than annually) for increases in Base Salary during each Contract Year, as shall be determined and approved by the Board, taking into account the performance of the Company and the Executive, and other factors that the Board considers relevant to the salaries of executives holding similar positions with enterprises comparable to the Company. The first such review shall take place during or before April 2009.

4.2    Incentive, Savings and Retirement Plans.  During the Term, Executive shall be entitled to participate in all incentive (including, without limitation, long term incentive plans), savings and retirement plans, practices, policies and programs applicable generally to senior executive officers of the Company ("Senior Executives"), and on the same basis as such Senior Executives, except as to benefits that are specifically applicable to Executive pursuant to this Agreement.  Without limiting the foregoing, the following provisions shall apply with respect to Executive:

4.2.1
Annual Bonus Plan.  Executive shall be entitled to an annual bonus, the amount of which shall be determined by the Compensation Committee of the Board (the "Committee").  The amount of and performance criteria with respect to any bonus in any fiscal year shall be determined not later than the date or time prescribed by Treas. Reg. § 1.162-27(e) in accordance with a formula to be agreed upon by the Company and Executive and approved by the Committee that reflects the financial and other performance of the Company and the Executive's contributions thereto.  Throughout the Term, the Executive's annual target (subject to such performance and other criteria as may be established by the Committee) bonus shall be no less than one hundred percent (100%) of the Base Salary and the maximum bonus shall be no less than one hundred fifty percent (150%) of the Base Salary.

4.2.2
Welfare Benefit Plans.  During the Term, Executive and Executive’s eligible dependents shall be eligible for participation in, and shall receive all benefits under, the welfare benefit plans, practices, policies and programs provided by the Company (including, without limitation, medical, prescription, dental, disability, executive life, group life, accidental death and travel accident insurance plans and programs) ("Welfare Plans") to the extent applicable generally to Senior Executives.

4.2.3
Vacation.  During each Contract Year through the Term, Executive shall be granted four (4) weeks’ paid vacation in accordance with the Company’s vacation policy as in effect and as approved by the Committee from time to time.  The timing of paid vacations shall be scheduled in a reasonable manner by the Executive.

4.2.4
Business Expenses.  Executive shall be reimbursed for all reasonable business expenses incurred in carrying out the work hereunder. Executive shall follow the Company’s expense procedures that generally apply to other Senior Executives in accordance with the policies, practices and procedures of the Company to the extent applicable generally to such Senior Executives.

4.2.5
Perquisites.  Executive shall be entitled to receive such executive perquisites, fringe and other benefits as are provided to the senior most executives and their families under any of the Company’s plans and/or programs in effect from time to time and such other benefits as are customarily available to Senior Executives.

4.2.6
LTIP.  Executive shall participate to the same extent as other Senior Executives in awards under the Company’s 2005 Long-Term Equity Incentive Plan (the "LTIP Plan").  Executive’s LTIP Award shall have at the time of grant a value equal to Executive’s Base Salary then in effect at the time of the LTIP Award multiplied by 265%.  The composition of LTIP Awards shall be determined in accordance with the prevailing practice applicable to Senior Executives.  The Company confirms that upon a "Change in Control" (as defined in the LTIP Plan), all awards to the Executive thereunder fully vest with no requirement that the Executive’s employment with the Company have terminated.

5.	TERMINATION FOR CAUSE.

This Agreement may be terminated immediately at any time by the Company without any liability owing to Executive or Executive’s beneficiaries under this Agreement, except Base Salary through the date of termination and benefits under any plan or agreement covering Executive which shall be governed by the terms of such plan or agreement, under the following conditions, each of which shall constitute "Cause" or "Termination for Cause":

(a)
Any willful act by Executive involving fraud and any willful breach by Executive of applicable regulations of competent authorities in relation to trading or dealing with stocks, securities, investments, regulation of the Company’s business and the like or any willful act by Executive resulting in an investigation by applicable regulatory authorities which, in each case, a majority of the Board determines in its sole and absolute discretion materially adversely affects the Company or Executive’s ability to perform his duties under this Agreement;

(b)	Attendance at work in a state of intoxication or otherwise being found in possession at his place of work of any prohibited drug or substance, possession of which would amount to a criminal offense;

(c)	Executive's personal dishonesty or willful misconduct in connection with his duties to the Company;

(d)	Breach of fiduciary duty to the Company involving personal profit by the Executive;

(e)	Assault or other act of violence against any employee of the Company or other person during the course of his employment;

(f)	Conviction of the Executive for any felony or crime involving moral turpitude;

(g)	Material intentional breach by the Executive of any provision of this Agreement or of any Company policy adopted by the Board;

(h)
The willful continued failure of Executive to perform substantially Executive’s duties with the Company (other than any such failure resulting from incapacity due to Disability, and specifically excluding any failure by Executive, after good faith, reasonable and demonstrable efforts, to meet performance expectations for any reason), after a written demand for substantial performance is delivered to Executive by a majority of the Board that specifically identifies the manner in which such Board believes that Executive has not substantially performed Executive’s duties.

For purposes of this provision, no act or failure to act, on the part of the Executive, shall be considered "willful" unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interest of the Company.  Any act, or failure to act, based upon and performed in accordance with authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interest of the Company.  The cessation of employment of Executive shall not be deemed to be for Cause unless and until there shall have been delivered to Executive a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice is provided to Executive and Executive is given an opportunity to be heard before the Board), finding that, in the good faith opinion of such Board, Executive is guilty of the conduct described in any one or more of subparagraphs (a) through (h) above, and specifying the particulars thereof in detail.

6.	TERMINATION UPON DEATH.

Notwithstanding anything herein to the contrary, this Agreement shall terminate immediately upon Executive’s death, and the Company shall have no further liability to Executive or his beneficiaries under this Agreement, other than for payment of Accrued

Obligations (as defined in Section 8.2(a)(1)), and the timely payment or provision of Other Benefits (as defined in Section 8.2(c)), including without limitation benefits under such plans, programs, practices and policies relating to death benefits, if any, as are applicable to Executive on the date of his death.  This payment shall be paid in a lump sum to the Executive’s estate within 90 days after the Company is given notice of the Executive’s death.  The rights of the Executive’s estate with respect to stock options and restricted stock, and all other benefit plans, shall be determined in accordance with the specific terms, conditions and provisions of the applicable agreements and plans; provided, however, that any LTIP Award granted under Section 4.2.6 of this Agreement shall immediately vest and become distributable as soon as practicable after the death of the Executive.

7.	DISABILITY.

If the Company determines in good faith that the Disability of Executive has occurred during the Term (pursuant to the definition of Disability set forth below), it may give to Executive written notice of its intention to terminate Executive’s employment.  In such event, Executive’s employment with the Company shall terminate effective on the 30th day after receipt of such written notice by Executive (the "Disability Effective Date"), provided that, within the 30 days after such receipt, Executive shall not have returned to full-time performance of Executive’s duties.  If Executive’s employment is terminated by reason of his Disability, this Agreement shall terminate without further obligations to Executive, other than for payment of Accrued Obligations (as defined in Section 8.2(a)(1)) and the timely payment or provision of Other Benefits (as defined in Section 8.2(c), including without limitation benefits under such plans, programs, practices and policies relating to disability benefits, if any, as are applicable to Executive on the Disability Effective Date.  The rights of the Executive with respect to stock options and restricted stock, and all other benefit plans, shall be determined in accordance with the specific terms, conditions and provisions of the applicable agreements and plans; provided, however, that any LTIP Award granted under Section 4.2.6 of this Agreement shall immediately vest and become distributable upon the Disability Effective Date.

For purposes of this Agreement, "Disability" means the Executive: (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months; or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees or directors of the Company.  Medical determination of Disability may be made by either the Social Security Administration or by the provider of an accident or health plan covering employees or directors of the Company provided that the definition of "disability" applied under such disability insurance program complies with the requirements of the preceding sentence.  Upon the request of the plan administrator, the Executive must submit proof to the plan administrator of the Social Security Administration’s or the provider’s determination.

8.	EXECUTIVE'S TERMINATION OF EMPLOYMENT FOR GOOD REASON OR WITHOUT CAUSE.

8.1           Executive's Termination of Employment for Good Reason.  Executive’s employment may be terminated at any time by Executive for Good Reason or no reason.  For purposes of this Agreement, "Good Reason" shall mean:

(a)
Other than his removal for Cause pursuant to Article 5, without the written consent of Executive, the assignment to Executive of any duties inconsistent in any material respect with Executive’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as in effect on the Effective Date, or any other action by the Company which results in a demonstrable diminution in such position, authority, duties or responsibilities (including without limitation the designation of another person as Chairman); but excluding, for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by Executive;

(b)	A reduction by the Company in Executive’s Base Salary as in effect on the Effective Date or as the same may be increased from time to time;

(c)
A reduction by the Company in Executive's annual target bonus (expressed as a percentage of Base Salary) unless such reduction is a part of an across-the-board decrease in target bonuses affecting all other Senior Executives; provided, however that in any event, the Company may not reduce Executive’s annual target bonus (expressed as a percentage of Base Salary) below seventy-five percent (75%) of the Base Salary;

(d)	The Company’s giving notice under Section 2.2.2 of its intention not to renew this Agreement unless at that time, the Company could terminate this Agreement and Executive’s employment for "Cause."

(e)
The failure by the Company to continue in effect any "pension plan or arrangement" or any "compensation plan or arrangement" in which Executive participates or the elimination of Executive’s participation in any such plan (except for across the board plan changes or terminations similarly affecting other Senior Executives); provided however that nothing in this provision shall have the effect of impairing Executive’s entitlement to an annual target bonus in the amount set forth in Section 8.1(c) above;

(f)	The Company’s requiring Executive, without his consent, to be based at any office or location more than thirty (30) miles from the Company's current headquarters in Irvington, New York;

(g)	The material breach by the Company of any provision of this Agreement; or

(h)
A "Change in Control" (as defined in the LTIP Plan) occurs and either the Company repudiates this Agreement or a successor (if any and applicable) (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company fails to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

Good Reason shall not include Executive’s death or Disability.  Executive’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason hereunder, provided that Executive raises to the attention of the Board any circumstance he believes in good faith constitutes Good Reason within ninety (90) days after occurrence or be foreclosed from raising such circumstance thereafter.  The Company shall have an opportunity to cure any claimed event of Good Reason (other than under subparagraph (h) above) within 30 days of notice from Executive.

If Executive terminates his employment for Good Reason, upon the execution and effectiveness of a mutually agreeable release of the Company from all liability (a "Release"), he shall be entitled to the same benefits he would be entitled to under Article 8 as if terminated without Cause.  If Executive terminates his employment without Good Reason, this Agreement shall terminate without further obligations to Executive, other than for payment of Accrued Obligations (as defined in Section 8.2(a)(1)) and the timely payment or provision of Other Benefits (as defined in Section 8.2(c).

8.2           Termination of Employment Without Cause.  If Executive’s employment is terminated by the Company without Cause prior to the expiration of the Term (it being understood by the parties that termination by death or Disability shall not constitute termination without Cause), then Executive shall be entitled to the following benefits upon the execution and effectiveness of a Release:

(a)
Subject to the Executive's execution and delivery of a Release, the Company shall pay to Executive on the 60th day following the Executive's Termination of Employment, the aggregate of the following amounts:

(1)
in a lump sum in cash within 30 days, the sum of (i) Executive’s Base Salary through the date of termination to the extent not theretofore paid, (ii) any accrued expenses and vacation pay to the extent not theretofore paid, and (iii) unless Executive has elected a different payout date in a prior deferral election, any compensation previously deferred by Executive (together with any accrued interest or earnings thereon) to the extent not theretofore paid (the sum of the amounts described in subparagraphs (i), (ii) and (iii) shall be referred to in this Agreement as the "Accrued Obligations");

(2)
in installments ratably over twelve (12) months in accordance with the Company’s normal payroll cycle and procedures, the amount equal to the sum of: (i) Executive’s annual Base Salary in effect as of the date of termination; plus (ii) Executive’s Applicable Annual Bonus (as defined below).  For purposes of this Agreement, "Applicable Annual Bonus" means the greater of Executive’s actual annual incentive bonus from the Company earned in the fiscal year immediately preceding the fiscal year in which Executive’s Termination of Employment date falls or Executive’s target annual incentive bonus (e.g., 75% of Base Salary as of the Effective Date) for the year in which Executive’s Termination of Employment date falls; and

(3)
in the event the Termination of Employment occurs prior to March 31, 2010, for each LTIP Award granted prior to the date of termination pursuant to Section 4.2.6, a lump sum in cash equal to the product of: (i) a fraction, the numerator of which shall be the number "one (1)" if the Executive has been employed for twelve months or less from the applicable date of the grant of the LTIP Award in question (the "Grant Date"), the number "two (2)" if the Executive has been employed for more than twelve but less than twenty four months from the Grant Date and the number "three (3)" if the Executive has been employed for more than twenty four months from the Grant Date and the denominator of which shall be the number "three (3)" multiplied by (ii) the value (based, in the case of restricted stock, upon the closing market price of the Company’s common stock on the day prior to the date of termination of employment) of the unvested portion of each LTIP Award; and

(b)
The Executive’s participation in the life, medical and disability insurance programs in effect on the Termination of Employment date shall continue on the same basis as an active employee of the Company for up to twelve (12) months after Executive’s Termination of Employment date, provide such plan or program permits the Executive's continued participation.  Executive shall thereafter be entitled to continuation of benefits pursuant to the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as from time to time amended.

(c)
To the extent not theretofore paid or provided, the Company shall timely pay or provide to Executive any other accrued amounts or accrued benefits required to be paid or provided or which Executive is eligible to receive under any plan, program, policy or practice or contract or agreement of the Company (such other amounts and benefits shall be referred to in this Agreement as the "Other Benefits").

8.3           Definition of Termination of Employment.  With respect to the payment of all benefits under this Article 8, whether a "Termination of Employment" takes place is determined based on the facts and circumstances surrounding the termination of the Executive’s employment and whether the Company and the Executive intended for the Executive to provide significant services for the Company following such termination.  A change in the Executive’s employment status will not be considered a termination of employment if:

(a)
the Executive continues to provide services as an employee of the Company at an annual rate that is twenty percent (20%) or more of the services rendered, on average, during the immediately preceding three full calendar years of employment (or, if employed less than three years, such lesser period) and the annual remuneration for such services is twenty percent (20%) or more of the average annual remuneration earned during the final three full calendar years of employment (or, if less, such lesser period), or

(b)
the Executive continues to provide services to the Company in a capacity other than as an employee of the Company at an annual rate that is fifty percent (50%) or more of the services rendered, on average, during the immediately preceding three full calendar years of employment (or if employed less than three years, such lesser period) and the annual remuneration for such services is fifty percent (50%) or more of the average annual remuneration earned during the final three full calendar years of employment (or if less, such lesser period).

8.4           Restrictions on Timing of Distributions.  The following restrictions shall apply to all payments under this Article 8:

(a)
Release Requirement.  No payment shall be made under this Article 8 unless the Executive delivers to the Company a Release, without revocation thereof, no later than forty-five (45) days after Executive’s Termination of Employment date and no payment or benefit hereunder shall be provided to Executive prior to the Company’s receipt of such Release and the expiration of any period of revocation provided for in the Release.

(b)
Restriction on Timing of Distributions.  Notwithstanding any provision of this Agreement to the contrary, if the Executive is considered a Specified Employee at Termination of Employment other than on account of death or Disability, under such procedures as established by the Company in accordance with Section 409A of the Code, all payments hereunder, other than those that are deemed "separation pay" under Treas. Reg. §1.409A-1(b)(9), that are made upon termination of employment may not commence earlier than six (6) months after the date of termination.  Therefore, in the event this provision is applicable to the Executive, any distribution which would otherwise be paid to the Executive within the first six months following termination shall be accumulated and paid to the Executive in a lump sum on the first day of the seventh month following termination.  All subsequent distributions shall be paid in the manner specified.  "Specified Employee" means a key employee (as defined in Section 416(i) of the Code without regard to paragraph 5 thereof) of the Company if any stock of the Company is publicly traded on an established securities market or otherwise.

8.5           Separation Pay.  For purposes of this Article 8, payments made under Section 8.1 or Section 8.2 which are made on or before December 31st of the second year following the Executive's Termination of Employment date and which do not exceed two times the lesser of:  (A) the amount of the Executive’s annualized compensation based upon the annual rate of pay the Executive received from the Company in the year preceding the year of the Executive’s

Termination of Employment, adjusted for any increase in compensation that the Executive would have expected to receive had the Executive not separated from service with the Company, and as defined under Treas. Reg. §1.409A-1(b)(9)((iii)(A)(1); or (B) the maximum amount that may be taken into account for a qualified plan under Code Section 401(a)(17) for the year in which the Date of Termination occurs shall be deemed "separation pay" within the meaning of Treas. Reg. §1.409A-1(b)(9) shall be exempt from the six-month delay set forth in Section 8.4(b), provided the Executive's employment is terminated by the Company without Cause or by the Executive for "409A Good Reason".  For purposes of this Section 8.5, "409A Good Reason" shall mean the occurrence during the Term, without Executive’s express consent, of any of the following acts by the Company, or failures by the Company to act, and such act or failure to act has not been corrected within thirty (30) days after written notice of such act, or failure to act, is given by Executive to the Company:

(a)	a material diminution in the Executive’s base compensation which is defined, for purposes of this paragraph, as base salary;

(b)	a material diminution in the Executive’s authority, duties, or responsibilities;

(c)	material diminution in the authority, duties, or responsibilities of the supervisor to whom the Executive is required to report;

(d)	a material diminution in the budget over which the Executive retains authority;

(e)	a material change in the geographic location at which the Executive must perform his or her services; or

(f)	any other action or inaction that constitutes a material breach by the Company of the agreement under which the Executive performs his services.

In no event shall a termination by the Executive be deemed to constitute a termination for Good Reason unless the Executive has a Termination of Employment within two years of the initial existence of one of the events outlined in this Section 8.5.  In addition, a termination by the Executive will only constitute a termination for Good Reason if the Executive provides the Company with notice within ninety (90) days of the initial existence of one of the events outlined in this Section and the Company is provided thirty (30) days in which to remedy the event and not be required to pay the amount due under this Agreement if the event is so remedied.

9.	PUBLICITY; NO DISPARAGING STATEMENT.

Executive and the Company covenant and agree that they shall not engage in any communications which shall disparage one another or interfere with their existing or prospective business relationships.

10.	BUSINESS PROTECTION PROVISIONS.

10.1    Preamble.  As a material inducement to the Company to enter into this Agreement, and its recognition of the valuable experience, knowledge and proprietary information Executive will gain from his employment with the Company, Executive warrants and agrees he will abide by and adhere to the following business protection provisions in this Article 11 and all sections and subsections thereof.

10.2    Definitions.  For purposes of this Article 10 and all sections and subsections thereof, the following terms shall have the following meanings:

(a)
"Competitive Position" shall mean any employment, consulting, advisory, directorship, agency, promotional or independent contractor arrangement between the Executive and any person or Entity engaged in a line of business that competes directly with any brand of the Company or any of its affiliates or subsidiaries (collectively the "PBH Entities") whereby Executive is required to or does perform services on behalf of or for the benefit of such person or Entity which are substantially similar to the services in which Executive participated or that he directed or oversaw while employed by the Company.  For the purposes of this Section 10.2, it is expressly understood and agreed that Executive shall not be precluded from employment with an Entity that competes with the Company so long as Executive does not participate, directly or indirectly, in the business operations of any subsidiary, division or portion thereof that manufactures, distributes or sells such competing brands so long as Executive does not violate either Section 10.3 or Section 10.4.

(b)
"Confidential Information" shall mean the proprietary or confidential data, information, documents or materials (whether oral, written, electronic or otherwise) belonging to or pertaining to the PBH Entities, other than "Trade Secrets" (as defined below), which is of tangible or intangible value to any of the PBH Entities and the details of which are not generally known to the competitors of the PBH Entities.  Confidential Information shall also include: any items that any of the PBH Entities have marked "CONFIDENTIAL" or some similar designation or are otherwise identified as being confidential.

(c)
"Entity" or "Entities" shall mean any business, individual, partnership, joint venture, agency, governmental agency, body or subdivision, association, firm, corporation, limited liability company or other entity of any kind.

(d)
"Restricted Period" shall mean one (1) year following termination of Executive’s employment hereunder; provided, however that the Restricted Period shall be extended for a period of time equal to any period(s) of time within the one (1) year period following termination of Executive's employment hereunder that Executive is determined by a final non-appealable judgment from a court of competent jurisdiction to have engaged in any conduct that violates this Article 10 or any sections or subsections thereof, the purpose of this provision being to secure for the benefit of the Company the entire Restricted Period being bargained for by the Company for the restrictions upon the Executive's activities.

(e)	"Territory" shall mean each of the United States of America or any country other than the United States of America in which the Company shall transact business during the Term.

(f)
"Trade Secrets" shall mean information or data of or about any of the PBH Entities, including, but not limited to, technical or non-technical data, customer lists, pricing models, formulas, patterns, compilations, programs, devices, methods, techniques, drawings, processes, financial data, financial plans, product plans or lists of actual or potential suppliers that: (1) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; (2) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy; and (3) any other information which is defined as a "trade secret" under applicable law.

(g)
"Work Product" shall mean all tangible work product, property, data, documentation, "know-how," concepts or plans, inventions, improvements, techniques and processes relating to the PBH Entities that were conceived, discovered, created, written, revised or developed by Executive during the term of his employment with the Company.

10.3    Nondisclosure; Ownership of Proprietary Property.

(a)
In recognition of the need of the PBH Entities to protect their legitimate business interests, Confidential Information and Trade Secrets, Executive hereby covenants and agrees that Executive shall regard and treat Trade Secrets and all Confidential Information as strictly confidential and wholly-owned by the PBH Entities and shall not, for any reason, in any fashion, either directly or indirectly, use, sell, lend, lease, distribute, license, give, transfer, assign, show, disclose, disseminate, reproduce, copy, misappropriate or otherwise communicate any such item or information to any third party or Entity for any purpose other than in accordance with this Agreement or as required by applicable law, court order or other legal process: (i) with regard to each item constituting a Trade Secret, at all times such information remains a "trade secret" under applicable law, and (ii) with regard to any Confidential Information, for the Restricted Period.

(b)
Executive shall exercise best efforts to ensure the continued confidentiality of all Trade Secrets and Confidential Information, and he shall immediately notify the Company of any unauthorized disclosure or use of any Trade Secrets or Confidential Information of which Executive becomes aware.  Executive shall assist the PBH Entities, to the extent necessary, in the protection of or procurement of any intellectual property protection or other rights in any of the Trade Secrets or Confidential Information.

(c)
All Work Product shall be owned exclusively by the PBH Entities.  To the greatest extent possible, any Work Product shall be deemed to be "work made for hire" (as defined in the Copyright Act, 17 U.S.C.A. §101 et seq., as amended), and Executive hereby unconditionally and irrevocably transfers and assigns to applicable PBH Entity all right, title and interest Executive currently has or may have by operation of law or otherwise in or to any Work Product, including, without limitation, all patents, copyrights, trademarks (and the goodwill associated therewith), trade secrets, service marks (and the goodwill associated therewith) and other intellectual property rights.  Executive agrees to execute and deliver to the applicable PBH Entity any transfers, assignments, documents or other instruments which the Company may deem necessary or appropriate, from time to time, to protect the rights granted herein or to vest complete title and ownership of any and all Work Product, and all associated intellectual property and other rights therein, exclusively in the applicable PBH Entity.

10.4    Non-Interference With Executives.

Executive recognizes and acknowledges that, as a result of his employment by Company; he will become familiar with and acquire knowledge of confidential information and certain other information regarding the other executives and employees of the PBH Entities.  Therefore, Executive agrees that, during the Restricted Period, Executive shall not encourage, solicit or otherwise attempt to persuade any person in the employment of the PBH Entities to end his/her employment with a PBH Entity or to violate any confidentiality, non-competition or employment agreement that such person may have with a PBH Entity or any policy of any PBH Entity.  Furthermore, neither Executive nor any person acting in concert with the Executive nor any of Executive's affiliates shall, during the Restricted Period, employ any person who has been an executive or management employee of any PBH Entity unless that person has ceased to be an employee of the PBH Entities for at least six (6) months.

10.5    Non-competition.

Executive covenants and agrees to not obtain or work in a Competitive Position within the Territory during the Term or during the Restricted Period.  Executive and Company recognize and acknowledge that the scope, area and time limitations contained in this Agreement are reasonable and are properly required for the protection of the business interests of Company due to Executive's status and reputation in the industry and the knowledge to be acquired by Executive through his association with Company's business and the public's close identification of Executive with Company and Company with Executive.  Further, Executive acknowledges that his skills are such that he could easily find alternative, commensurate employment or consulting work in his field that would not violate any of the provisions of this Agreement.  Executive acknowledges and understands that, as consideration for his execution of this Agreement and his agreement with the terms of this covenant not to compete, Executive will receive employment with and other benefits from the Company in accordance with this Agreement.

10.6    Remedies.

Executive understands and acknowledges that his violation of this Article 10 or any section or subsection  thereof  would cause irreparable harm to Company and Company would be entitled to an injunction by any court of competent jurisdiction enjoining and restraining Executive from any employment, service, or other act prohibited by this Agreement  The parties agree that nothing in this Agreement shall be construed as prohibiting Company from pursuing any remedies available to it for any breach or threatened breach of this Article 10 or any section or subsection thereof, including, without limitation, the recovery of damages from Executive or any person or entity acting in concert with Executive.  If any part of this Article 10 or any section or subsection thereof is found to be unreasonable, then it may be amended by appropriate order of a court of competent jurisdiction to the extent deemed reasonable.  Furthermore and in recognition that certain severance payments are being agreed to in reliance upon Executive’s compliance with this Article 10 after termination of his employment, in the event Executive breaches any of such business protection provisions of this Agreement, any unpaid amounts (e.g., those provided under Article 8) shall be forfeited and Company shall not be obligated to make any further payments or provide any further benefits to Executive following any such breach.

11.	RETURN OF MATERIALS; BOARD RESIGNATION.

Upon Executive’s termination, or at any point after that time upon the specific request of the Company, Executive shall return to the Company all written or descriptive materials of any kind belonging or relating to the Company or its affiliates, including, without limitation, any originals, copies and abstracts containing any Work Product, intellectual property, Confidential Information and Trade Secrets in Executive’s possession or control.  In addition, upon the termination of Executive’s employment with the Company, upon the request of the Board, Executive shall submit, and upon the failure to do so, shall be deemed to have submitted his resignation as a member of the Board effective upon the termination of employment.

12.	GENERAL PROVISIONS.

12.1    Amendment.  This Agreement may be amended or modified only by a writing signed by both of the parties hereto.

12.2    Binding Agreement.  This Agreement shall inure to the benefit of and be binding upon Executive, his heirs and personal representatives, and the Company and its successors and assigns.

12.3    Waiver Of Breach; Specific Performance.  The waiver of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other breach.  Each of the parties to this Agreement will be entitled to enforce its or his rights under this Agreement, specifically, to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights existing in its or his favor.  The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that any party may in its or his sole discretion apply to any court of law or equity of competent jurisdiction for specific performance or injunctive relief in order to enforce or prevent any violations of the provisions of this Agreement.

12.4    Indemnification and Insurance.  The Company shall indemnify and hold the Executive harmless to the maximum extent permitted by law against judgments, fines, amounts paid in settlement and reasonable expenses, including reasonable attorneys’ fees incurred by the Executive, in connection with the defense of, or as a result of any action or proceeding (or any appeal from any action or proceeding) in which the Executive is made or is threatened to be made a party by reason of the fact that he is or was an officer of the Company or any affiliate.  In addition, the Company agrees that the Executive is and shall continue to be covered and insured up to the maximum limits provided by all insurance which the Company maintains to indemnify its directors and officers (as well as any insurance that it maintains to indemnify the Company for any obligations which it incurs as a result of its undertaking to indemnify its officers and directors) and that the Company will exert its best efforts to maintain such insurance, in not less than its present limits, in effect throughout the term of the Executive’s employment.

12.5    No Effect On Other Arrangements.  It is expressly understood and agreed that the payments made in accordance with this Agreement are in addition to any other benefits or compensation to which Executive may be entitled or for which he may be eligible, whether funded or unfunded, by reason of his employment with the Company.  Notwithstanding the foregoing, the provisions in Article 5 through Article 8 regarding benefits that the Executive will receive upon his employment being terminated supersede and are expressly in lieu of any other severance program or policy that may be offered by the Company, except with regard to any rights the Executive may have pursuant to COBRA.

12.6    Tax Withholding.  There shall be deducted from each payment under this Agreement the amount of any tax required by any governmental authority to be withheld and paid over by the Company to such governmental authority for the account of Executive.

12.7    Notices.

All notices and all other communications provided for herein shall be in writing and delivered personally to the other designated party, or mailed by certified or registered mail, return receipt requested, or delivered by a recognized national overnight courier service, or sent by facsimile, as follows:

If to Company to:	Prestige Brands Holdings, Inc.
Attn: General Counsel’s Office
90 North Broadway
Irvington, NY 10533
Facsimile: (914) 524-7488

If to Executive to:	Mark Pettie
25 Anderson Court
Woodcliff Lake, NJ 07677

All notices sent under this Agreement shall be deemed given twenty-four (24) hours after sent by facsimile or courier, seventy-two (72) hours after sent by certified or registered mail and when delivered if personal delivery.  Either party hereto may change the address to which notice is to be sent hereunder by written notice to the other party in accordance with the provisions of this Section.

12.8     Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (without giving effect to conflict of laws).

12.9      Entire Agreement.  This Agreement contains the full and complete understanding of the parties hereto with respect to the subject matter contained herein and this Agreement supersedes and replaces any prior agreement, either oral or written, which Executive may have with Company that relates generally to the same subject matter including, as of the Effective Date, the Prior Agreements.

12.10    Assignment.  This Agreement may not be assigned by Executive without the prior written consent of Company, and any attempted assignment not in accordance herewith shall be null and void and of no force or effect.

12.11    Severability.  If any one or more of the terms, provisions, covenants or restrictions of this Agreement shall be determined by a court of competent jurisdiction to be invalid, void or unenforceable, then the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect, and to that end the provisions hereof shall be deemed severable.

12.12    Section and Paragraph Headings.  The Section and paragraph headings set forth herein are for convenience of reference only and shall not affect the meaning or interpretation of this Agreement whatsoever.

12.13    Interpretation.  Should a provision of this Agreement require judicial interpretation, it is agreed that the judicial body interpreting or construing the Agreement shall not apply the assumption that the terms hereof shall be more strictly construed against one party by reason of the rule of construction that an instrument is to be construed more strictly against the party which itself or through its agents prepared the agreement, it being agreed that all parties and/or their agents have participated in the preparation hereof.

12.14    Mediation; Arbitration.

(a)
Except as provided in subsection (d) of this Section 12.14, the following provisions shall apply to disputes between Company and Executive arising out of or related to either: (i) this Agreement (including any claim that any part of this agreement is invalid, illegal or otherwise void or voidable), or (ii) the employment relationship that exists between Company and Executive:

(1)	The parties shall first use their best efforts to discuss and negotiate a resolution of the dispute.

(2)
If efforts to negotiate a resolution do not succeed within 5 business days after a written request for negotiation has been made, a party may submit to the dispute to mediation by sending a letter to the other party requesting mediation.  The dispute shall be mediated by a mediator agreeable to the parties or, if the parties cannot agree, by a mediator selected by the American Arbitration Association.  If the parties cannot agree to a mediator within 5 business days, either party may submit the dispute to the American Arbitration Association for the appointment of a mediator.

Mediation shall commence within 10 business days after the mediator has been named.

(b)
In the event that a dispute between Company and Executive that has been submitted to mediation pursuant to subsection (a) of this section 12.14 is not resolved within sixty (60) days after a written request for negotiation has been made, then, except as provided in subsection (d) of this Section 12.14, any such dispute shall be resolved timely and exclusively by final and binding arbitration pursuant to the American Arbitration Association ("AAA") National Rules for the Resolution of Employment Disputes (the "AAA Rules"). Arbitration must be demanded within ten (10) calendar days after the expiration of the sixty (60) day period referred to above.  The arbitration opinion and award shall be final and binding on the Company and the Executive and shall be enforceable by any court sitting within Westchester County, New York.  Company and Executive shall share equally all costs of arbitration excepting their own attorney’s fees unless and to the extent ordered by the arbitrator(s) to pay the attorneys’ fees of the prevailing party.

(c)
The parties recognize that this Section 13.14 means that certain claims will be reviewed and decided only before an impartial arbitrator or panel of arbitrators instead of before a court of law and/or a jury, but desire the many benefits of the arbitration process over court proceedings, including speed of resolution, lower costs and fees, and more flexible rules of evidence.  The arbitrator or arbitrators duly selected pursuant to the AAA’s Rules shall have the same power and authority to order any remedy for violation of a statute, regulation, or ordinance as a court would have; and shall have the same power to order discovery as a federal district court has under the Federal Rule of Civil Procedure.

(d)	The provisions of this Section 12.14 shall not apply to any action by the Company seeking to enforce its rights arising out of or related to the provisions of Article 11 of this Agreement.

(e)
This Section 12.14 is intended by the Company and the Executive to be enforceable under the Federal Arbitration Act.  Should it be determined by any court that the Act does not apply, then this Section 12.14 shall be enforceable under the applicable arbitration statutes of the State of Delaware.

12.15    Voluntary Agreement.  Executive and Company represent and agree that each has reviewed all aspects of this Agreement, has carefully read and fully understands all provisions of this Agreement, and is voluntarily entering into this Agreement.  Each party represents and agrees that such party has had the opportunity to review any and all aspects of this Agreement with legal, tax or other adviser(s) of such party’s choice before executing this Agreement.

12.16    Nonqualified Deferred Compensation Omnibus Provision.  It is intended that any compensation provided under this Agreement be administered and paid in a manner which will not result in the imposition of additional federal income taxes on the Executive under Code Section 409A.  The provisions of this Agreement relating to amounts which constitute deferred compensation under Code Section 409A are intended to be construed accordingly.  If any compensation or benefits provided by this Agreement may result in the application of Section 409A of the Code, the Company shall, in consultation with the Executive, modify the Agreement (which could include, without limitation a "gross up") in the least restrictive manner necessary in order to exclude such compensation from the definition of "deferred compensation" within the meaning of such Section 409A or in order to comply with the provisions of Section 409A and/or any rules, regulations or other regulatory guidance issued under such statutory provision and without any diminution in the value of the payments to the Executive.

IN WITNESS WHEREOF, the parties hereto have executed, or caused their duly authorized representative to execute, this Agreement as of this 1st day of January, 2009.

PRESTIGE BRANDS HOLDINGS, INC.

By:	/s/ Peter J. Anderson
Title:	Chief Financial Officer

"EXECUTIVE"

/s/ Mark Pettie
Mark Pettie